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                                                                  EXHIBIT 10.10


STATE OF NORTH CAROLINA                  RELEASE AND SETTLEMENT
                                             AGREEMENT
COUNTY OF DURHAM

     This Release and Settlement Agreement is made and entered into this 6th day of November, 1996 by and between Steven M. Scott, M.D. ("Dr. Scott"), Bertram E. Walls, M.D., M.B.A. ("Dr. Walls"), and Coastal Physician Group, Inc. ("Coastal") on the one hand and Stephen D. Corman ("Corman") on the other hand (collectively the "Parties");
     WHEREAS, the Parties are currently engaged in litigation in the General Court of Justice, Superior Court Division, of Durham County, North Carolina in a case styled STEVEN M. SCOTT, ET AL V. JACQUE JENNING SOKOLOV, JOSEPH G. PIEDMONT, STEPHEN D. CORMAN AND COASTAL PHYSICIAN GROUP, INC.; 96 CvS 2748 (the "Lawsuit"); and
     WHEREAS, Corman has resigned his position as a member of the board of directors of Coastal (the "Board"), as a director of any subsidiaries of Coastal on which he may serve, as a member of any Committees of the Board or of boards of directors of subsidiaries of Coastal on which he may serve, as trustee (or similar position) with any benefit plan maintained by or for employees of Coastal or its subsidiaries, and be is resigning as an employee and officer of Coastal or any of its subsidiaries upon execution of this Release and Settlement Agreement (the "Agreement"); and
     WHEREAS, Dr. Scott and Dr. Walls, on behalf of themselves
and in their capacities as representatives of Coastal desire to compromise and settle the Lawsuit with Corman and Corman desires to compromise and settle the Lawsuit with Dr. Scott and Dr.
Walls; and
     WHEREAS, as part of this settlement the Parties also desire to agree upon compensation and benefits to be paid to Corman in lieu of the compensation and benefits called for under his contract of employment; and
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     WHEREAS, the Parties have agreed to enter into this
Agreement to accomplish their joint goal of settling and
resolving all claims against Corman in the lawsuit and any claims Corman might have with respect to his contract of employment.
     NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the adequacy and sufficiency of which is hereby acknowledged, the undersigned parties hereto agree as follows:
     1. INITIAL PAYMENT: Coastal shall pay Corman the sum of One Hundred Thousand Dollars ($100,000.00) simultaneously with the execution of this Agreement;
     2. CONSULTING AGREEMENT: Corman shall serve as a consultant to Coastal for the period beginning November 1, 1996 and ending March 31, 1997. During such period, Corman shall be available at reasonable times to render and provide consulting or advisory services to Coastal, including Board, Coastal's Plan Manager, or the President and Chief Executive Officer of Coastal, from time to time by telephone, facsimile, or letter. In light of the fact that Corman served as Coastal's Chief Financial Officer throughout the entire period of Coastal's fiscal quarter ended September 30, 1996, such services shall include but not be limited to Corman's finalization and signature as Chief Financial Officer of Coastal's Third Quarter Form 10-Q, and Corman's review of and comment on Coastal's 1996 Form 10-K. Upon reasonable notice, and for reasonable periods of time, both in duration and frequency, Corman shall be available to provide such other consulting or advisory services at the offices of Coastal or at such other places and locations as Coastal may reasonably require, with reimbursement for any reasonable travel expenses. Coastal acknowledges that Corman plans to investigate other business opportunities, to become involved in other
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businesses and investments and to travel with his family during such five month period. Coastal further acknowledges that Corman will not be required or requested to be available to provide consulting or advisory services on any given day, for substantial parts of any given week, or during any given week during the five month period; provided, however, that Corman shall not be unavailable to render consulting services for a period of more than ten business days of any calendar month. Corman agrees that he will not refuse a reasonable request of Coastal, to provide consulting or advisory services in accordance with the provision of this Agreement. Coastal acknowledges a substantial portion of Corman's duties hereunder will be to provide information and/or advice in connection with transitional matters. Coastal and Corman further agree that each will use their best efforts to accommodate the needs and schedules each of the other. Corman shall receive, as compensation for services rendered as a consultant, the sum of Two Hundred Thousand Dollars ($200,000.00) to be paid by Coastal in equal monthly installments of Twenty Thousand Dollars ($20,000.00) each over the five (5) month period of the consultancy and then in equal monthly installments of Twenty Thousand Dollars ($20,000.00) each over the five (5) month period following the conclusion of the consultancy. Coastal shall make the first such installment payment on November 15,
1996 and continue thereafter to make succeeding payments on the fifteenth day of each successive month until August 15, 1997. Corman shall be engaged as an independent contractor by Coastal and shall not be construed to be an employee of Coastal for any purpose nor shall he be entitled to any benefits as an employee of Coastal except as specifically provided herein. Corman, as an independent contractor, shall not be an agent of Coastal for any purpose and shall
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have no right to bind Coastal by contract or otherwise except and only to the extent specifically authorized by the Board.
     If any dispute shall occur between the parties, then Coastal shall make all payments required hereunder to Corman notwithstanding the pendency of such dispute. In the event it shall be finally determined that Corman breached his obligations under this section of this Agreement, however, then Coastal shall be entitled to recover such payments from Corman, as well as interest on such amounts at the rate of eighteen percent per annum from the date payment was made to Corman to the date it is recovered, plus the reasonable attorneys' fees (based upon regular hourly rates) incurred by Coastal in recovering such payments.
     If Coastal shall determine that Corman is in default under the consulting obligations of this paragraph 2, which determination shall require the affirmative vote of a majority of the members of the board, Coastal shall provide written notice thereof to Corman, which notice shall specifically describe the actions, events and circumstances constituting such default, and Corman shall have ten days after receipt of such notice to cure such default, in which case, this agreement (and Coastal's obligations to make payments hereunder) shall remain in full force and effect if such default is cured within such ten day period.
     Further, Corman's agreement to provide consulting services and Coastal's agreement to pay compensation therefor shall constitute a separate agreement, and if Corman defaults hereunder (and fails to cure such default within the applicable cure period), then Coastal's sole remedy shall be to recover payments made after such default (and interest thereon at the rate of eighteen (18) percent per annum and reasonable attorneys' fees incurred in recovering such payments) and Coastal shall
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not have any right to recover sums paid to Corman prior to such default or reduce or recover payments made pursuant to paragraphs
1 and 3 hereof.
     3. ADDITIONAL PAYMENT: Coastal shall pay Corman an amount determined in accordance with the following provisions:
     (a)  PURPOSE.  Subject to the terms hereof, Corman shall
have the right to receive an amount equal to any appreciation occurring from and after the Initial Date (hereinafter defined)
in 50,000 shares of Coastal's common stock (presently traded on the New York Stock Exchange) and these provisions shall be interpreted with a view to accomplishing such purpose.
     (b)  DEFINITIONS.  Terms used herein shall have the
following meanings: (i) the term "Initial Price" shall mean the price per share for Coastal's common shares at the close of business of the New York Stock Exchange (as reflected on the New York Stock Exchange Composite Tape) on the next trading day (the "Initial Date") after release of the jointly approved press release attached hereto; (ii) the term "Sales Price" shall mean the average price per share for Coastal's common shares at the close of business of the New York Stock Exchange (as reflected on the New York Stock Exchange Composite Tape, or if those shares are not traded at that time on the New York Stock Exchange, the comparable standard for the trading market on which those shares are then traded) on the ten trading days next preceding the date (the "Sales Date") on which delivery of notice of exercise of the rights granted hereunder occurs.
     (c) EXERCISE. Corman shall have the right to exercise the rights granted hereunder at any time and from time to time during the three-year period beginning on the date hereof and ending at 12:00 p.m. EST on the third anniversary of this Agreement. Such rights may be exercised by
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delivering written notice thereof (which notice shall specify the number of shares with respect to which such rights are being exercise) by facsimile (Fax 919-383-0247) to Coastal's chief executive officer or its general counsel with copy thereof being delivered promptly thereafter by certified mail addressed to Coastal, P.O. Box 15309, Durham, N.C. 27704 to the attention of such officer or officers.
     (d)  AMOUNT.  The amount payable to Corman hereunder shall be determined in accordance with the following provisions: (i) the Initial Price shall be subtracted from the Sales Price to determine the per share appreciation which has occurred (ii) the per share appreciation shall then be multiplied by the number of shares with respect to which Corman has exercised his rights hereunder and (iii) the resulting sum shall be the amount payable to Corman hereunder. Further, such amount shall be paid to
Corman within three days after receipt of the notice exercising such rights. To the extent not exercised, such rights shall remain in full force and effect, and upon subsequent exercise thereof by Corman as hereinabove provided, the amount payable to Corman shall again be determined in accordance with the foregoing provisions.
     (e) ADJUSTMENT. In the event Coastal's outstanding common shares shall be subdivided (split), combined (reserve split), by reclassification or otherwise, or in the event of any special dividend payable on such shares of Coastal stock, the Initial Price and the number of shares with respect to which the rights granted hereunder exist shall be proportionately adjusted to accomplish the purposes hereof.
     (f) REORGANIZATIONS. If at any time during the three year term hereof there shall be a capital reorganization of Coastal's common shares, then as part of such reorganization, lawful
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provision shall be made so that Corman's rights hereunder shall be protected in a manner which will accomplish the purposes
hereof.
     (g) MERGER, BUSINESS COMBINATION. If a merger, consolidation, share exchange or business combination occurs which results in Coastal's common shares being acquired by
another corporation (whether for cash, securities or other consideration), or if substantially all of Coastal's assets and properties are sold to another person, the following provisions shall be controlling for purposes hereof: (i) Corman shall be deemed to have exercised his remaining rights on the closing date of such transaction, (ii) the amount payable to Corman shall be determined and paid within three days after such closing date and
(iii) Corman shall not thereafter have any further right to receive payments based upon appreciation in Coastal's common shares.
     (h) INFORMATION. Upon the occurrence of each adjustment or readjustment pursuant to the provisions contained herein, Coastal at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish Corman with information setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.
     4. RELEASE BY CORMAN: Corman does hereby relinquish, remise, release and forever discharge Dr. Scott, Dr. Walls, and Coastal and their respective attorneys, agents, heirs, assigns, servants, officers, directors, shareholders, representatives, and any and all other persons, parties or corporations that might be in privity with them, whether named herein or not, of and from all liabilities, costs, claims, expenses, attorney's fees, demands, damages, losses, causes of action, suits and all incidental and consequential damages of whatever kind, and however arising, which Corman
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may now have or claim to have, or might hereafter have or claim to have, whether known or unknown, matured or unmatured, from the beginning of time through the date of this Agreement, including, but not limited to, matters arising out of or related to the claims that were asserted, or could have been asserted, in the Lawsuit, and any claims for compensation or benefits arising out of or related to his contract of employment.
     5. RELEASE BY DR. SCOTT AND DR. WALLS: Dr. Scott and Dr. Walls do hereby relinquish, remise, release and forever discharge Corman and his respective attorneys, agents, heirs, assigns, servants, employees, representatives, and any and al other persons or parties or corporations that might be in privity with them, whether named herein or not, of and from all liabilities, costs, claims, expenses, attorney's fees, demands, damages, losses, causes of action, suits and all incidental and consequential damages of whatever kind, and however arising which Dr. Scott and Dr. Walls, may now have or claim to have, or might hereafter have or claim to have, whether known or unknown, matured or unmatured, from the beginning of time through the date of this Agreement, including, but not limited to, maters arising out of or related to the claims that were asserted, or could have been asserted, in the Lawsuit.
     6. RELEASE BY COASTAL: Coastal, acting on behalf of its predecessors, successors and assigns, and its present and former officers, directors, employees, representatives, and agents, does hereby relinquish, remise, release and forever discharge Corman and his respective attorneys, agents, heirs, assigns, servants, representatives, and any and all other persons, or parties that might be in privity with them, whether named herein or not, of and from all liabilities, costs, claims, expenses, attorney's fees, demands, damages, losses, causes of action, suits and all incidental and
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consequential damages of whatever kind, and however arising, which Coastal may now have or claim to have, or might hereafter have or claim to have, whether known or unknown, matured or unmatured, from the beginning of time through the date of this Agreement, including, but not limited to, matters arising out of or related to the claims that were asserted, or could have been asserted, in the Lawsuit. Provided, however, that this release shall not include claims against Corman by Coastal for intentional acts (including gross negligence) or material misrepresentations with respect to the financial condition or results of operations of Coastal, its subsidiaries or affiliates.
     7. SHARES OWNED: Nothing herein shall in any way affect any shares in Coastal owned by Corman as of the date hereof. Coastal shall deliver to Corman certificates evidencing ownership in the shares deliverable to him in lieu of payments for services as a director, a committee member or service as chairman of any committee. Corman hereby waives any options, vested or unvested, described in Section 4(c) of his contract of employment.
     8. PERSONAL PROPERTY: Corman shall be entitled to remove from his office at Coastal, in addition to items which were purchased by personal funds of Corman, the following items of personal property: (1) two lamps, (2) a rug, and (3) a computer, provided however, that in the event the value of the items removed exceeds Three Thousand Dollars ($3,000.00), Corman shall pay to Coastal a sum equal to such excess.
     9. INSURANCE: Coastal agrees to use its best efforts to continue to provide coverage for Corman under the executive protection insurance policies for officers and directors previously associated with Coastal so long as Coastal does not incur additional premium cost therefor.
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     10.  INDEMNITY:  Coastal hereby indemnifies Corman and
agrees to hold him harmless from and against all damages, claims, losses, liabilities and expenses (including reasonable attorneys'
fees) arising from or in any way connected with Corman's service as an officer, director, employee, consultant, agent or representative of Coastal to the maximum extent permitted under
Section 145 of the General Corporation Law of the State of Delaware and Article VIII of Coastal's by-laws (as presently existing or as hereafter amended to broaden or increase such indemnification), which shall continue in full force and effect notwithstanding any resignation by Corman as an officer, director, employee, consultant, agent or representative of Coastal. Further, if Corman incurs expenses (including reasonable attorneys' fees) in defending any civil, criminal, administrative or investigative action, suit or proceeding, Coastal shall promptly and forthwith advance Corman funds to pay such expenses in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking from Corman to repay such amount if it shall ultimately be determined that he is not entitled to indemnification by Coastal pursuant to Delaware law and pursuant to Coastal's bylaws in effect at the time of the execution of this Agreement. Further, these indemnifications provisions shall remain in full force and effect, notwithstanding any insurance coverage afforded to Corman with respect to such matters. For purposes of this agreement reasonable attorneys' fees shall be determined with reference to regular hourly billing rates for time spent by the attorney on the matters for which attorneys' fees may be paid or reimbursed.
     11. DEFAULT BY COASTAL: If Coastal fails to make any payment required to be made by this Agreement, Corman may give notice of default to Coastal which may, within ten (10) days following the giving of such notice, cure any default. If
Coastal fails to cure any default as
provided herein, the payment for which Coastal is in default shall accrue interest at the rate of eighteen percent (18%) per annum, simple interest, from the tenth day following the giving of the default notice until paid.  Upon commencement of
litigation related to a default, the prevailing party in any such litigation shall be entitled to recover its costs and expenses, including reasonable attorneys' fees (determined by reference to such attorney's regular hourly billing rates) from the party no prevailing in the litigation. For the purposes of this paragraph, the term "prevailing party" means that party who has a final, non-appealable judgment entered in its favor by a court of competent jurisdiction.
     12.  DISMISSAL.  Upon final approval of this Agreement by
the Court, Dr. Scott and Dr. Walls, individually and on behalf of Coastal, shall file a voluntary dismissal with prejudice as to all direct and derivative claims asserted against Corman in the
Lawsuit.
     13. NO ADMISSION OF LIABILITY: The Parties hereto understand and agree that this Agreement constitutes a compromise of disputed claims, and that the payments and agreements contained herein are not to be construed in any way to constitute an admission of liability of the Parties.
     14. FINAL APPROVAL OF COURT. It is expressly agreed and understood that the effectiveness of this Agreement is expressly conditioned on the final approval of this Agreement by the Court and shall have no force or effect, nor be binding upon any Party hereto until such time as final approval of the Court is given. The Parties agree that, as soon as practicable following execution of this Agreement (and not later than five business days in any event), they will jointly move the Court to preliminary approve the Agreement, to authorize the giving of notice of the Settlement to
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shareholders (if deemed necessary by the Court), to set a hearing for the final approval of the Agreement, and to grant final approval of the Agreement.
     Notwithstanding the foregoing paragraph, the Parties shall conduct themselves as though the Agreement is in full force and effect upon execution and perform all obligations required thereby. In the event the Court does not grant final approval of the Agreement prior to January 31, 1997, this Agreement shall be void and of no effect and the parties shall revert to the status quo ante as of the date of the Agreement although Corman shall not be restored to his positions as either an officer or employee of Coastal. In the event the Court does not grant final approval of this Agreement, Coastal shall be deemed to have satisfied its obligations to Corman under his contact of employment by paying Corman the sum of $450,000 in equal monthly installments over a period of eighteen months, with the amount of each installment determined by deducting from the sum of $450,000 the amounts previously paid pursuant to this Agreement and dividing the remainder by 18. The first such installment shall be due within ten days after the entry of a final Order by the Court denying approval of the settlement, with the remaining seventeen payments due on the last day of each succeeding month until paid in full. Likewise, in the event the Court does not grant final approval of this agreement, Corman shall be deemed to have satisfied his obligations under his contract of employment by providing the consulting services described in paragraph 2 above during the ninety day period after October 31, 1996, as contemplated by his contract of employment.
     15. ENTIRE CONSIDERATION AND AGREEMENT. This document sets forth the entire consideration for this Agreement, which consideration is contractual and not a mere recital. All agreements and understandings between the parties are embodied and expressed herein.
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     16.  NO OTHER PROMISES OR INDUCEMENT.  The undersigned
parties expressly warrant that no promise or inducement has been offered except as set forth herein. This Agreement is executed without reliance upon any statement or representation of any person or party, or their representatives. Acceptance of the consideration set forth herein is in full accord and satisfaction of each of the causes of action which are disputed or could have been disputed herein.
     17. VOLUNTARY EXECUTION. The Parties enter into this Agreement voluntarily, upon advice of counsel and of their own accord and represent and warrant that they are under no duress and coercion in entering said agreement. The Parties further represent and warrant that they have reviewed the Agreement and agree in all respects to its terms.
     18. BENEFIT OF AGREEMENT. This Agreement shall inure to the benefit of and shall be binding upon the undersigned parties and their respective heirs, executors, administrators, trustees, successors and/or assigns.
     19. WARRANTY OF OWNERSHIP OF CLAIMS. All Parties warrant and represent that they are the sole holder and owner of each and every claim, cause of action, right or chose in action relating to the matters that are asserted or could have been asserted by the Parties in the Lawsuit and that no assignment, in whole or in part, of these claims, causes or rights has been made to any other party.
     20.  CONFIDENTIALITY.
          (a) It is expressly agreed that the terms and conditions of the Agreement, are, and shall remain, confidential, and shall not be revealed or disclosed by any party hereto except
(1) with the express written consent of all Parties hereto, (2) upon the order of a court of competent jurisdiction, (3) as may be necessary to enforce the terms of this Agreement, (4) as may be required
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by law, (5) as may be required by any regulatory agencies
exercising oversight over any of the parties, or (6) as set forth in the jointly approved press release attached hereto as Exhibit A.
          (b) Promptly after execution of the Agreement, Coastal shall issue the jointly approved press release attached hereto as Exhibit A.
     21. NORTH CAROLINA LAW. This Agreement shall be construed under and governed by the laws of the State of North Carolina.
All Parties consent to the jurisdiction of the General Court of Justice of in Wake County, North Carolina for the enforcement of this Agreement.
     22. INTEGRATION AND MERGER. This Agreement embodies, merges and integrates all prior and current agreements and understandings of the parties with regard to the settlement of the claims asserted or which could have been asserted by either Party in the above styled and numbered causes and may not be clarified, modified, changed or amended, except in writing, signed by each of the signatories hereto. The terms of the Protective Order shall survive this Agreement.
  The parties hereto have set their hands and seals this the 6th day of November, 1996.


                              /S/ STEVEN M. SCOTT, M.D.
                              Steven M. Scott, M.D.


                              /S/ BERTRAM E. WALLS
                              Bertram E. Walls, M.D., M.B.A.


                              COASTAL PHYSICIAN GROUP, INC.

                              By:/S/ HENRY J. MURPHY
                              Its:President & CEO


                              /S/ STEPHEN D. CORMAN
                              Stephen D. Corman

STATE OF NORTH CAROLINA

COUNTY OF DURHAM

  I, Sharon J. Baker, a Notary Public of the County and State aforesaid, certify that STEVEN M. SCOTT, M.D. personally appeared before me this day and acknowledged the execution of the foregoing instrument.

  WITNESS my hand and official stamp or seal, this 6th day of November 1996.

/S/ SHARON J. BAKER
  Notary Public

My Commission Expires:

3-16-00

[NOTARY SEAL]

STATE OF NORTH CAROLINA

COUNTY OF DURHAM

  I, Sharon J. Baker, a Notary Public of the County and State aforesaid, certify that BERTRAM E. WALLS, M.D., M.B.A. personally appeared before me this day and acknowledged the execution of the foregoing instrument.

  WITNESS my hand and official stamp or seal, this 6th day of November 1996.

/S/ SHARON J. BAKER
  Notary Public

My Commission Expires:

3-16-00

[NOTARY SEAL]

STATE OF NORTH CAROLINA

COUNTY OF DURHAM

  I, Sharon J. Baker, a Notary Public of the County and State aforesaid, certify that Henry J. Murphy personally came before me this day and acknowledged that he is President & CEO of COASTAL PHYSICIAN GROUP, INC., a Delaware corporation, and that, by authority duly given and as the act of the corporation, the foregoing instrument was signed in its name by its President, sealed with its corporate seal.

  WITNESS my hand and notarial seal, this 6th day of November, 1996.

/S/ SHARON J. BAKER
  Notary Public

My Commission Expires:

3-16-00

[NOTARY SEAL]

STATE OF NORTH CAROLINA

COUNTY OF DURHAM

  I, Sharon J. Baker, a Notary Public of the County and State aforesaid, certify that STEPHEN D. CORMAN personally appeared before me this day and acknowledged the execution of the foregoing instrument.

  WITNESS my hand and official stamp or seal, this 6th day of November 1996.

/S/ SHARON J. BAKER
  Notary Public

My Commission Expires:

3-16-00

[NOTARY SEAL]